Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statements (no. 333-160557 and no. 333-115155) on Form S-8 of The Shaw Group Inc. of our report dated November 23, 2010 with respect to the statements of net assets available for benefits of The Shaw Group Inc. 401(k) Plan for Certain Hourly Employees as of June 1, 2010 and December 31, 2009 and the related statements of changes in net assets available for benefits for the period from January 1, 2010 through June 1, 2010 and year ended December 31, 2009, and the supplemental schedule H, line 4(a)-schedule of delinquent participant contributions for the period from January 1, 2010 to June 1, 2010 which report appears in the June 1, 2010 annual report on Form 11-K of The Shaw Group Inc. 401(k) Plan for Certain Hourly Employees.
(Signed) KPMG LLP
Baton Rouge, Louisiana
November 23, 2010